Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139911

PROSPECTUS

29,866,667 Shares

PANDA ETHANOL, INC.

Common Stock

The selling stockholders identified in this prospectus may use this prospectus to resell from time to time up to 29,866,667 shares of our common stock, par value $0.001 per share. Except for underwriting discounts and selling commissions, which may be paid by the selling stockholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

The selling stockholders named in this prospectus, or their pledgees, donees, assigns, permitted transferees and successors-in-interest, may resell the shares of common stock from time to time at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The selling stockholders may resell the shares of common stock to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholders, purchasers in connection with sales of the shares of common stock, or both. Additional information relating to the distribution of the shares of common stock by the selling stockholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

We will not receive any proceeds from sales of shares of our common stock by the selling stockholders.

Investing in our common stock involves risks. Please see “ Risk Factors” beginning on page 6.

Our common stock is currently quoted on the OTC Bulletin Board, or OTCBB, under the trading symbol “PDAE.OB.” The last reported sales price of our common stock on the OTCBB on May 31, 2007 was $11.00 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders referred to in this prospectus may resell from time to time up to 29,866,667 outstanding shares of our common stock.

This prospectus does not cover the issuance of any shares of common stock by us to the selling stockholders, and we will not receive any of the proceeds from any sale of shares by the selling stockholders. Except for underwriting discounts and selling commissions, which may be paid by the selling stockholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are reselling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

On November 6, 2006, Panda Ethanol, Inc. (a Delaware corporation), which is referred to in this prospectus as Panda Ethanol-Delaware, merged with and into Cirracor, Inc., a Nevada corporation. The surviving Nevada corporation after the merger changed its name to “Panda Ethanol, Inc.” In this prospectus, the words “Panda Ethanol,” “company,” “we,” “our,” “ours” and “us” refer to the surviving company after the merger and its subsidiaries, unless otherwise stated or the context otherwise requires.

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SUMMARY

This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks of investing in our common stock discussed under “Risk Factors” in this prospectus and any accompanying prospectus supplement as well as the risk factors discussed in the documents incorporated by reference herein, before making an investment decision.

Panda Ethanol, Inc.

Headquartered in Dallas, Texas, Panda Ethanol was organized to develop, own and operate a multi-site portfolio of innovative manure-fueled and gas-fueled ethanol plants. Our inaugural ethanol project in Hereford, Texas is financed and under construction. We are also in various stages of development of several additional ethanol projects in Yuma, Colorado, Haskell, Kansas, Sherman County, Texas, Muleshoe, Texas and Lincoln County, Nebraska. While we currently do not produce ethanol, we currently estimate that our Hereford facility will begin producing ethanol in the fourth quarter of 2007 and will be fully operational during the first quarter of 2008.

Each of the Hereford, Texas, Yuma, Colorado and Haskell, Kansas facilities are designed to each produce approximately 115 million gallons per year, or MMGY, of denatured ethanol with a guaranteed minimum from the engineering, procurement and construction contractor of 105 MMGY. We received air permits for the Hereford facility in October 2005, closed debt financing in July 2006 and began construction in August 2006. We received an air permit for the Yuma project in September 2006 and on March 1, 2007, we entered into an engineering, procurement and construction contract with Lurgi, Inc. for the construction of the facility. Accordingly, we are actively seeking the debt and additional equity financing required to commence construction of the Yuma facility. Panda Ethanol has received an air permit and waste water discharge permit for the Haskell project. For a discussion of the costs to complete these facilities, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our reports on Forms 10-K and 10-Q. Information on the estimated costs of the Sherman County, Texas, Muleshoe, Texas and Lincoln County, Nebraska facilities will not be available until these facilities are further in the development process.

Panda Ethanol’s principal executive offices are located at 4100 Spring Valley, Suite 1002, Dallas, Texas 75244. Panda Ethanol’s telephone number is (972) 361-1200.

The Offering

Common stock offered by the selling stockholders	29,866,667 shares

Selling stockholders	All of the common stock is being offered for resale by the selling stockholders named herein. See “Selling Stockholders” for more information on the selling stockholders.

Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering.

Plan of distribution

The selling stockholders named in this prospectus, or their pledgees, donees, assigns, permitted transferees and successors-in-interest, may resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution” on page 12.

OTCBB symbol	PDAE.OB

Risk factors

Investing in our common stock involves risks. For a discussion of certain risks associated with an investment in our common stock, please see the section entitled “Risk Factors” beginning on page 6 of this prospectus and the risk factors discussed in the documents incorporated by reference herein.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities.

INCORPORATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2006, filed on April 2, 2007, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A filed May 17, 2007;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 15, 2007;
•	our Current Reports on Form 8-K, filed on: March 30, 2007; March 7, 2007, as amended by our Current Report on Form 8-K/A filed on March 14, 2007; March 6, 2007; and January 10, 2007; and

•	the description of our common stock as contained in our Current Report on Form 8-K, filed on April 13, 2007, including all amendments and reports filed for the purpose of updating that description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Information contained in this prospectus modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. In addition, as a result of the merger that occurred on November 6, 2006, the information that relates to Cirracor, Inc. and its business and operations set forth in the above referenced documents (including the financial statements contained therein) is no longer applicable to our current business and operations and is superseded by the more recent information that relates to our business after the merger and Panda Ethanol, Inc.’s historical operations. Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus or in earlier-dated documents incorporated by reference.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website or at the SEC’s address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in this prospectus. You can request a copy of the documents incorporated by reference in this prospectus, and any documents and agreements referred to in this prospectus by requesting them in writing or by telephone from us at the following address:

Panda Ethanol, Inc.

4100 Spring Valley, Suite 1002

Dallas, Texas 75244

Attention: L. Stephen Rizzieri

Chief Legal Officer, General Counsel and Secretary

Telephone: (972) 361-1200

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on our current expectations, assumptions, beliefs, estimates and projections about the Company and the ethanol and other related industries. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and variations of such words or similar expressions.

We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors discussed under the heading “Risk Factors” in this prospectus, the risk factors discussed in the documents incorporated by reference herein, and the following:

•	the time, cost and ability to complete construction of our ethanol plants;

•

issues arising in connection with the development and construction of our projects, including those relating to permits, easements, site conditions, workmanship, process engineering, and conflicts of interest;

•	the projected growth or contraction in the ethanol market in which we will operate;

•	fluctuations in the market price of ethanol;

•	our business strategy for expanding, maintaining or contracting our presence in this market and related markets;

•	our ability to obtain the necessary capital to finance our initiatives;

•	the sale of interests in, or entry into, partnerships or joint ventures with respect to specific projects;

•	anticipated trends in our financial condition and results of operations;

•	our ability to distinguish ourselves from our current and future competitors;

•	changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

•	national, state or local energy policy;

•	federal ethanol tax incentives;

•

regulation currently under consideration pursuant to the passage of the Energy Policy Act of 2005, which contains a renewable fuel standard and other legislation mandating the usage of ethanol or other oxygenate additives;

•	state and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether, or MTBE, a fuel derived from methanol;

•	environmental laws and regulations applicable to our operations and the enforcement thereof; and

•	regulations related to homeland security;

•	changes in weather and general economic conditions;

•	overcapacity within the ethanol and petroleum production and refining industries;

•	total United States consumption of gasoline;

•	availability and costs of products and raw materials, particularly corn, coal, natural gas, stainless steel and carbon steel;

•	labor costs;

•	labor relations;

•	fluctuations in petroleum prices;

•	our or our employees’ failure to comply with applicable laws and regulations;

•	our ability to generate free cash flow to invest in our business and service our indebtedness;

•	limitations and restrictions contained in the instruments and agreements governing our and our subsidiaries’ indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	changes in interest rates;

•	our ability to retain key employees;

•	liability resulting from actual or potential future litigation;

•	competition with respect to any of our products;

•	consolidation in the industry;

•	plant shutdowns or disruptions at our planned plant;

•	availability of shuttle trains, rail cars and trucks;

•	risks regarding a loss of or substantial decrease in purchases by our major ethanol customers or any customers of our by-products;

•	risks related to hedging decisions, including whether or not to enter into hedging arrangements and the possibility of financial losses related to hedging arrangements;

•	risks related to diverting management’s attention from ongoing business operations; and

•	other risks relating to our current business and operations detailed in our current filings with the SEC which discuss other important risk factors concerning our historical operations.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents incorporated by reference herein before you decide to purchase our common stock. In particular, you should carefully consider and evaluate the many significant risks and uncertainties described in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 under the heading “Risk Factors,” which information is incorporated herein by reference, and the other documents incorporated by herein by reference. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus. As a result, you could lose all or part of your investment.

Sales of our common stock by the selling stockholders may cause our stock price to decline.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

As of May 31, 2007, we had 31,066,659 shares of common stock outstanding. Of these shares, up to 1,199,992 shares were freely tradable prior to the effectiveness of the registration statement of which this prospectus forms a part, unless any of these shares are now held by our affiliates and have therefore become restricted. Upon effectiveness of this registration statement, the 29,866,667 shares registered for resale under this prospectus will become freely tradable, resulting in a total of up to 31,066,659 shares being freely tradeable; provided that Panda Energy has agreed not to pledge, sell, contract to sell or sell any option or contract to purchase or otherwise transfer or dispose of approximately 10.4 million shares of our common stock held by Panda Energy until December 1, 2007.

USE OF PROCEEDS

We will not receive any proceeds from sales of shares of our common stock by the selling stockholders.

SELLING STOCKHOLDERS

The registration statement of which this prospectus forms a part relates to the registration for the account of selling stockholders of an aggregate of 29,866,667 shares of our common stock, 28,800,000 of which were acquired upon the conversion of the outstanding shares of common stock of Panda Ethanol, Inc. into shares of Cirracor, Inc. pursuant to that certain Merger Agreement, dated as of May 18, 2006 and 1,066,667 of which were acquired in a private placement on December 1, 2006. The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by them as of May 9, 2007, the maximum number of shares of common stock being offered by them, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the shares being registered and the selling stockholder’s percentage of ownership of our common stock if all the shares in the offering are sold.

The shares being offered hereby are being registered to permit public secondary trading. The selling stockholders, including their donees, pledgees, transferees or other successors-in-interest may resell all or part of the shares from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares, nor are the selling stockholders obligated to sell any shares immediately, under this prospectus.

All information with respect to share ownership has been furnished by or on behalf of the selling stockholders and is as of the date of this prospectus. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the notes to the table below, each of them has sole voting and investment power with respect to the shares of common stock owned by them. Because the selling stockholders may sell all or part of their shares, no estimates can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of any offering made hereby. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares covered by this prospectus will be held by the selling stockholders.

The table below does not include any additional shares which may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction, all of which shares, to the extent permitted under Rule 416 of the Securities Act, are being offered by this prospectus.

To our knowledge, none of the selling stockholders has had any position with, held any office of, or had any other material relationship with us during the past three years, except as described in the footnotes to the table below.

Selling Stockholders	Number of Shares Beneficially Owned Prior to Offering	Maximum Number of Shares Being Offered (1)		Number of Shares Beneficially Owned After Offering (2)	Percent of Outstanding Shares Owned After Offering
Aleksander Szewczyk	33,278	33,278		0	*
Bonanza Master Fund Ltd. (3)	1,331,792	1,331,792		0	*
Boone Pickens	689,275	689,275		0	*
Brian T. Bradshaw	16,639	16,639		0	*
Capital Ventures International (4)	499,422	499,422		0	*
Cordillera Fund, LP (5)	166,474	166,474		0	*
CRS Fund, Ltd. (6)	49,917	49,917		0	*
Cyrus Opportunities Master Fund II, Ltd. (6)	782,453	782,453		0	*
Danny W. Tillett	3,328	3,328		0	*
David Meaney	1,664	1,664		0	*
Dickie C. Grant	33,278	33,278		0	*
Drew A. Campbell	4,991	4,991		0	*
D.B. Zwirn Special Opportunities Fund, L.P. (7)	266,667	266,667	(8)	0	*
D.B. Zwirn Special Opportunities Fund, Ltd. (7)	400,000	400,000	(8)	0	*
ECS Capital Management, LP (9)(10)	66,589	66,589		0	*
Frontpoint Energy Horizons Fund, L.P. (9)(11)	915,607	915,607		0	*
Frontpoint Utility and Energy Fund, L.P. (9)(11)	915,607	915,607		0	*
GLG European Long-Short Fund (12)	2,338,405	2,338,405		0	*
GLG Global Utilities Fund (12)	1,002,173	1,002,173		0	*
GLG North American Opportunity Fund (12)	1,670,289	1,670,289		0	*
Hyde Family Trust, A, R. Reid Hyde as Trustee (9)(13)	49,942	49,942		0	*
Iroquois Master Fund, Ltd. (14)	166,474	166,474		0	*
JMG Capital Partners, LP (15)	166,474	166,474		0	*
JMG Triton Offshore Fund, Ltd. (16)	166,474	166,474		0	*
Kings Road Investments Ltd. (17)	832,370	832,370		0	*
Matthew J. Coit 2004 Irrevocable Trust (18)	166,474	166,474		0	*
Michael D. Coit	249,711	249,711		0	*
Michael S. Ross	16,639	16,639		0	*
Panda Energy International, Inc. (19)	14,217,341	14,217,341	(20)	0	*
Robert L. Stillwell	16,639	16,639		0	*
Ronald D. Bassett	16,639	16,639		0	*
SF Capital Partners Ltd. (9)(21)	332,948	332,948		0	*
Seneca Capital LP II (22)	4,764	4,764		0	*
Seneca Capital International Subsidiary Corp III (22)	1,415,029	1,415,029		0	*
Seneca Capital LP (22)	827,606	827,606		0	*
Trilobite Holdings, Ltd. (23)	33,295	33,295		0	*

Total	29,866,667	29,866,667		0	*

(1)	Unless otherwise indicated, the shares being offered were acquired upon the conversion of the outstanding shares of common stock of Panda Ethanol—Delaware pursuant to the merger of Panda Ethanol—Delaware with and into us.

(2)	Assumes that the selling stockholder sells all of its shares of common stock covered by this prospectus.

(3)	Bonanza Fund Management LLC and its President, Bernay Box, have voting and investment control over the shares held by Bonanza Master Fund Ltd.

(4)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International, or CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. CVI is affiliated with one or more registered broker-dealers. Martin Kobinger, investment manager of Heights Capital Management, Inc. may also be deemed to have voting and investment control over the shares held by CVI. Mr. Kobinger disclaims any beneficial ownership of such shares, except to the extent of any pecuniary interest therein. CVI, who is an affiliate of a broker-dealer, purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares.

(5)	James P. Andrew and Stephen J. Carter have voting and investment control over the shares held by Cordillera Fund, LP.

(6)	Stephen C. Freidheim, Managing Partner, Cyrus Capital Partners, LP has voting and investment control over the shares held by CRS Fund, Ltd. and Cyrus Opportunities Master Fund II, Ltd. Mr. Freidheim disclaims beneficial ownership of these shares.

(7)	Daniel Zwirn as Managing Member of D.B. Zwirn & Co., L.P., has voting and investment control over the shares held by D.B. Zwirn Special Opportunities Fund, L.P. Mr. Zwirn disclaims beneficial ownership of these shares.

Daniel Zwirn as Managing Member of D.B. Zwirn & Co., L.P., has voting and investment control over the shares held by D.B. Zwirn Special Opportunities Fund, Ltd. Mr. Zwirn disclaims beneficial ownership of these shares.

(8)	These shares were acquired from us in a private placement on December 1, 2006.

(9)	The selling stockholder is an affiliate of a broker-dealer, acquired its shares of our common stock offered hereby in the ordinary course of business, and at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any person to distribute its shares of our common stock offered hereby.

(10)	Voting and investment control over the shares held by ECS Capital Management, LP, or ECS, is shared among Keith Behrens and Russell Weinberg, as the officers of ECS.

(11)	FrontPoint Energy Horizons Fund GP, LLC is the general partner of FrontPoint Energy Horizons Fund, L.P. FrontPoint Utility and Energy Fund GP, LLC is the general partner of FrontPoint Utility and Energy Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Energy Horizons Fund GP, LLC and FrontPoint Utility and Energy Fund GP, LLC and as such has voting and dispositive power over these securities. FrontPoint Partners LLC is an indirect wholly-owned subsidiary of Morgan Stanley, a registered investment advisor.

(12)	Does not include 9,080 shares indirectly owned by GLG Partners LP on behalf of certain managed accounts, which are managed by GLG Partners LP. Such shares are not being offered hereby. GLG Partners LP, an English limited partnership, acts as the investment manager of certain funds and managed accounts and may be deemed, as of the date hereof, to be the beneficial owner of the securities held by such funds and managed accounts. GLG Partners Limited, an English limited company, is the general partner of GLG Partners LP. Noam Gottesman, Pierre Lagrange and Emmanuel Roman are each a managing director of GLG Partners Limited. GLG Partners LP, GLG Partners Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman do not hold directly any of our securities or derivative securities with respect thereto, and disclaim any beneficial ownership of any of such securities reported or excluded herein, except for their pecuniary interest therein.

(13)	R. Reid Hyde, as Trustee, has voting and investment control over the shares held by Hyde Family Trust, A.

(14)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

(15)

JMG Capital Partners, L.P. (“JMG Partners”) is a California limited partnership. Its general partner is JMG Capital Management, LLC (the “Manager”), a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Partners’ Investments, including the Registrable Securities. The equity interests of the Manager are owned by JMG Capital Management, Inc., (“JMG Capital”) a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners’ portfolio holdings.

(16)	JMG Triton Offshore Fund, Ltd. (the “Fund”) is an international business company organized under the laws of the British Virgin Islands. The Fund’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the “Manager”) that has voting and dispositive power over the Fund’s investments, including the Registrable Securities. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a California corporation (“Pacific”) and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over the Fund’s portfolio holdings.

(17)	Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

(18)	Matthew J. Coit, as Trustee, has voting and investment control over the shares held by the Matthew J. Coit 2004 Irrevocable Trust.

(19)	A description of the relationship between the Company and Panda Energy is discussed in our Annual Report on Form 10-K for the year ended December 31, 2006, in the Section entitled “Item 13. Certain Relationships and Related Transactions, and Director Independence—Certain Relationships and Related Transactions” beginning on page 59, which section is incorporated herein by reference for all purposes, as the same may be supplemented or amended by any reports or other documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. Panda Energy is subject to a lock-up agreement pursuant to a Registration Rights Agreement, dated as of June 7, 2006, by and among Panda Ethanol, the Company and the purchasers named therein, as amended. For six months following the effective date of the registration statement of which this prospectus forms a part, Panda Energy has agreed not to pledge, sell, contract to sell or sell any option or contract to purchase or otherwise transfer or dispose of seventy-five percent of its common stock. Notwithstanding the lock-up provision, Panda Energy is permitted to pledge up to fifty percent of its common stock pursuant to a bona fide commercial lending arrangement based on the credit of Panda Energy. Panda Energy’s board of directors, which is comprised of Robert W. Carter, Janice Carter, William Huffman, Frank Dickerson and David Pruitt, has voting and investment control over the shares held by Panda Energy. All of the directors of Panda Energy disclaim beneficial ownership of these securities.

(20)	400,000 of these shares were acquired from us in a private placement on December 1, 2006.

(21)	Michael A. Roth and Brian J. Stark have voting and investment control over the shares held by SF Capital Partners, but Messrs. Roth and Stark disclaim beneficial ownership of such shares.

(22)	Doug Hirsch is the managing member of the general partner of Seneca Capital LP and Seneca Capital LP II. Mr. Hirsch is also the sole director of Seneca Capital International Subsidiary Corp III and is the managing member of the general partner of the investment manager to Seneca Capital International Subsidiary Corp III’s sole shareholder. As such, Mr. Hirsch may be deemed to have investment and voting power for the securities owned by each of Seneca Capital LP, Seneca Capital LP II and Seneca Capital International Subsidiary Corp III. Mr. Hirsch disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(23)	William R. Sachs has voting and investment control over the shares held by Tribolite Holdings, Ltd.

*	Less than 1%.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledgees, donees, assignees, permitted transferees, and successors-in-interest may, from time to time, resell any or all of their shares of common stock on the OTCBB or any other quotation medium, stock exchange, market or trading facility on which the shares are quoted or traded, in the over-the-counter market, or in private transactions. These resales may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	if applicable, an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also resell shares in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the holding period and other requirements of Rule 144.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may resell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of Section 2(11) the Securities Act in connection with such sales. In such event, any discounts, concessions, or commissions received by such underwriters, broker- dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act and state securities laws.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Panda Ethanol, Inc. and Subsidiaries incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the development stage of operations), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of any securities offered under this prospectus will be passed upon for us by our special Nevada counsel, Kummer Kaempfer Bonner Renshaw & Ferrario. Counsel named in the prospectus supplement will issue opinions about the validity of the securities for any agents, dealers or underwriters.